Exhibit 99

Colgate Announces Strong 1st Quarter

Excellent Worldwide Sales and Unit Volume Growth

NEW YORK--(BUSINESS WIRE)--April 29, 2010--Colgate-Palmolive Company (NYSE:CL) today announced strong worldwide sales and unit volume growth for first quarter 2010, with every operating division reporting sales increases. Worldwide sales were $3,829 million, up 9.5% versus the year ago quarter and unit volume increased 6.0%. Global pricing was even with the year ago quarter while foreign exchange added 3.5%. Organic sales (excluding foreign exchange, acquisitions and divestments) grew 6.0%.

Reported net income and diluted earnings per share for first quarter 2010 were $357 million and $.69, respectively, as compared with $508 million and $.97, respectively, in first quarter 2009. As previously disclosed, first quarter 2010 results were reduced by a one-time, non-cash aftertax charge of $271 million ($.52 per diluted share) resulting from a required accounting change related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. Excluding this charge, net income was $628 million and diluted earnings per share was $1.21, increases of 24% and 25%, respectively, versus first quarter 2009.

Also as previously disclosed, included in net income for first quarter 2010 was a one-time gain of $59 million ($.11 per diluted share) related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances as a result of the currency devaluation on January 8, 2010. This gain was partially offset by the impact of translating our Venezuelan financial statements at a lower exchange rate as a result of the devaluation, which reduced net income by approximately $30 million ($.06 per diluted share.) The Company continues to estimate that the full year impact of the devaluation will be a net reduction in 2010 earnings of $.06 - $.10 per diluted share.

Gross profit margin increased 170 basis points to 59.2% in first quarter 2010 from 57.5% in the year ago period, primarily reflecting lower raw and packaging material costs and cost-savings initiatives.

Selling, general and administrative expenses were 35.4% and 33.9% of net sales in first quarter 2010 and 2009, respectively. Worldwide advertising costs increased 190 basis points as a percentage to sales versus the year ago period, to 11.0% from 9.1%.

Operating profit as reported was $678 million in first quarter 2010 compared to $811 million in first quarter 2009. Excluding the one-time charge resulting from the accounting change related to the transition to hyperinflationary accounting in Venezuela noted above, operating profit rose 17% to $949 million in first quarter 2010 from $811 million in first quarter 2009, increasing to 24.8% from 23.2% as a percent to sales.

Net cash provided by operations year to date increased by 6% to $733 million. Working capital as a percentage of sales improved by 220 basis points in first quarter 2010 versus the year ago period. These results reflect the strength of the Company’s overall balance sheet and key ratios as well as its tight focus on working capital.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results and outlook excluding the one-time charge related to the transition to hyperinflationary accounting in Venezuela:

“We are delighted to have started the year so strongly with first quarter operating profit, net income and earnings per share all increasing double-digit and global unit volume growing a healthy 6.0%.

“Our focus on unit volume growth continues to pay off with global unit volume increasing sequentially in each of the last three quarters.

“The excellent 170 basis point improvement in gross profit margin allowed for higher advertising spending behind Colgate’s brands both in absolute dollars and as a percent to sales, which helped to drive global market share gains.

“We are delighted that Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 44.4% year to date, led by share gains in Mexico, Brazil, China, India, Russia, Venezuela and Greece. Colgate also strengthened its global leadership in manual toothbrushes, with its global market share in that category reaching 31.5% year to date, up 1.3 share points versus year ago.

“Overall, we are very pleased to have delivered another quarter of strong results on both the top and bottom lines, despite difficult economic conditions around the world.

“Our business fundamentals remain strong and we have a very full pipeline of new products across categories. We expect the excellent gross profit margin to continue which should allow for continued strong advertising spending behind new and existing Colgate products.

“All this adds to our confidence that this momentum will continue, which bodes well for another year of double-digit earnings per share growth in 2010.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (20% of Company Sales)

North America sales grew 3.0% in the first quarter. Unit volume increased 5.0% with 3.5% lower pricing and 1.5% positive foreign exchange. Organic sales grew 1.5% during the quarter. North America operating profit increased 13% during the quarter due to higher sales and higher gross profit margins driven by new products, cost-savings initiatives and lower raw and packaging material costs.

Colgate’s leadership of the U.S. toothpaste market continued with its market share at 35.6% year to date, driven by strong sales of Colgate Total Enamel Strength, Colgate Sensitive Enamel Protect and Colgate Max White with Mini Bright Strips toothpastes. Colgate’s share of the manual toothbrush market reached a record 33.6% year to date, up 5.6 share points versus year ago, including Colgate Wisp mini-brush whose market share is at 4.9% year to date. Colgate 360° ActiFlex, Colgate Max Fresh and Colgate Max White manual toothbrushes also contributed to the share gains.

Successful new products contributing to growth in the U.S. in other categories include Softsoap Nutri Serums and Softsoap Body Butter Mega Moisture body washes, Softsoap Crisp Cucumber and Melon and Softsoap Cherry Blossom liquid hand soaps and Ajax Lime with Bleach Alternative dish liquid.

Recent introductions arriving on store shelves now include Colgate ProClinical and Colgate Triple Action toothpastes, Colgate Wisp Plus Whitening mini-brush, Colgate 360° ActiFlex Sonic Power battery toothbrush, Speed Stick and Lady Speed Stick Stainguard deodorants, and a relaunch of the entire line of Palmolive dish liquids with more modernized packaging and an enhanced formula that cleans more dishes with every drop.

Latin America (26% of Company Sales)

Latin American sales grew 10.5% and unit volume increased 8.0%. Volume gains were achieved in nearly every country, led by significant increases in Brazil, Colombia and Mexico. Higher pricing added 6.5% and foreign exchange was negative 4.0%. Organic sales for Latin America grew 14.5% during the quarter. Latin America operating profit increased 11% during the quarter. Higher sales and cost-saving initiatives more than offset increased advertising costs. As a result of the currency devaluation in Venezuela noted above, operating profit for first quarter 2010 includes a pretax gain of $46 million related to the remeasurement of the Venezuelan balance sheet, which was substantially offset by the impact of translating our Venezuelan financial statements at a lower exchange rate.

Colgate’s strong leadership in oral care throughout Latin America continues with its regional toothpaste market share at 78.3% year to date, driven by market share gains in nearly every country. In Brazil, for example, Colgate’s toothpaste market share reached 70.4% year to date, up 50 basis points versus year ago. Strong sales of Colgate Sensitive Pro-Alivio, Colgate Total Professional Sensitive and Colgate Total Professional Whitening toothpastes drove share gains throughout the region. Colgate’s leading share of the manual toothbrush market for the region is 38.9% year to date. Strong sales of Colgate 360° ActiFlex, Colgate Premier Clean and Colgate Classic manual toothbrushes throughout the region contributed to this success.

In other product categories, Colgate Plax Complete Care and Colgate Plax Sensitive mouthwashes, Palmolive Perfect Tone and Protex Propolis bar soaps, Axion Professional dish liquid, Lady Speed Stick Depil Control and Speed Stick Waterproof deodorants, Fabuloso Continuous Effect liquid cleaner, and Suavitel GoodBye Ironing and Suavitel Magic Moments fabric conditioners contributed to market share gains in the region.

Europe/South Pacific (22% of Company Sales)

Europe/South Pacific sales increased 14.5% and unit volume increased 7.0% led by France, Italy, Spain, Denmark, the United Kingdom, Poland and the GABA business. Pricing decreased 3.0% while foreign exchange was positive 10.5%. Organic sales for Europe/South Pacific grew 4.0%. Operating profit for the region increased 34% during the quarter as higher sales, cost-savings initiatives and lower raw and packaging material costs more than offset increased advertising.

Colgate maintained its oral care leadership in the Europe/South Pacific region with toothpaste share gains in France, Italy, Portugal, Greece, Austria, Czech Republic, Norway, Poland and Bulgaria. Successful premium products driving share gains include Colgate Sensitive Pro-Relief, Colgate Total Advanced Clean, Colgate Total Advanced Sensitive and Colgate Max Fresh with Mouthwash Beads toothpastes. In the manual toothbrush category, Colgate 360° ActiFlex and Colgate Max White toothbrushes contributed to share gains in key countries throughout the region.

Recent premium innovations contributing to growth in other product categories include Colgate Plax Alcohol Free and Colgate Plax Ice mouth rinses, Palmolive Nutrafruit shower creme, Lady Speed Stick Depil Protect deodorant and Soupline Magic Moments and Soupline Aroma Tranquility fabric conditioners.

Greater Asia/Africa (19% of Company Sales)

Greater Asia/Africa sales and unit volume increased 14.5% and 9.0%, respectively. Volume gains in India, the Greater China region, Thailand, Philippines and Malaysia more than offset a volume decline in South Africa. Pricing decreased 1.0% and foreign exchange was positive 6.5%. Organic sales for Greater Asia/Africa increased 8.0%. Operating profit for the region increased 24% during the quarter as higher sales, cost-savings initiatives and lower raw and packaging material costs more than offset increased advertising.

Colgate maintained its toothpaste leadership in Greater Asia with market share gains in key countries throughout the region including India, China, Russia, Philippines, Singapore, Ukraine and Vietnam. In India, for example, Colgate’s toothpaste market share reached 51.3% year to date, up 180 basis points versus year ago. Successful new products driving the share gains throughout the region include Colgate Sensitive Pro-Relief, Colgate Total Professional Clean and Colgate 360° Whole Mouth Clean toothpastes.

Successful products contributing to growth in other categories in the region include Colgate 360° ActiFlex, Colgate 360° Sensitive ProRelief, Colgate Max White and Colgate Zig Zag manual toothbrushes, Colgate Plax Ice mouthwash, Palmolive Spa Banya shower liquid and Lady Speed Stick Depil Control deodorant.

Hill’s (13% of Company Sales)

Hill’s sales grew 2.0% during the quarter. Unit volume decreased 2.0%, pricing decreased 0.5% and foreign exchange was positive 4.5%. Volume declined in the U.S., Japan, Italy, Germany and Turkey, while volume gains were achieved in the United Kingdom, Taiwan, Mexico and South Korea. Hill’s organic sales declined 2.5% during the quarter. Operating profit increased 8% during the quarter as benefits from cost-savings initiatives and lower raw and packaging material costs more than offset increased advertising.

Recent new product introductions succeeding in the U.S. include Science Diet Small and Toy Breed Canine, a significantly expanded line of Science Diet Simple Essentials Treats Canine launched late last year, and Prescription Diet j/d Feline, the first therapeutic food clinically proven to improve mobility in cats with arthritis, a condition that affects over 90% of cats over the age of 12.

New pet food products contributing to international sales include Science Plan Snacks Canine and Science Plan Healthy Mobility Canine, a wellness food that promotes active mobility, supports joint flexibility and enhances ease of movement.

Innovative new products planned for launch in second quarter 2010 include the international expansion of Science Diet Small and Toy Breed Canine and the introduction in Europe of Science Plan Vet Essentials Canine and Feline, a range of veterinary exclusive products addressing the top five essential health needs of pets.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company's web site at http://www.colgate.com.

Substantially all market share data included in this press release is compiled from data as measured by ACNielsen.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit and profit margin growth, earnings growth, financial goals, the impact of the currency devaluation in Venezuela, cost-reduction plans, tax rates and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate's condensed consolidated income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Operating profit, operating profit margin, net income and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. Management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. See “Table 2 – Non-GAAP Reconciliation” for the three months ended March 31, 2010 and 2009 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth (excludes the impact of foreign exchange, acquisitions and divestments). Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis, Percentage Changes – First Quarter 2010 vs. 2009” for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2010 and 2009” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for first quarter results.)

		Table 1

Colgate-Palmolive Company

Consolidated Income Statements

For the Three Months Ended March 31, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010	2009

Net sales	$3,829	$3,503

Cost of sales	1,561	1,490

Gross profit	2,268	2,013

Gross profit margin	59.2%	57.5%

Selling, general and administrative expenses	1,355	1,186

Other (income) expense, net	235	16

Operating profit	678	811

Operating profit margin	17.7%	23.2%

Interest expense, net	16	21

Income before income taxes	662	790

Provision for income taxes	275	254

Effective tax rate	41.5%	32.1%

Net income including noncontrolling interests	387	536

Less: Net income attributable to noncontrolling interests	30	28

Net income attributable to Colgate-Palmolive Company	$357	$508

Earnings per common share
Basic	$0.71	$1.00
Diluted	$0.69	$0.97

Average common shares outstanding
Basic	493.7	500.7
Diluted	519.0	526.2

				Table 2

Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Three Months Ended March 31, 2010 and 2009

(in Millions Except Per Share Amounts) (Unaudited)

	2010			2009
	As Reported [1]	Venezuela Hyperinflationary [2]	As Adjusted Non-GAAP	As Reported

Other (income) expense, net	$235	$271	$(36)	$16

Operating profit	678	(271)	949	811

Operating profit margin	17.7%		24.8%	23.2%

Income before income taxes	662	(271)	933	790

Effective tax rate	41.5%		29.5%	32.1%

Net income including noncontrolling interests	387	(271)	658	536

Net income attributable to Colgate-Palmolive Company	$357	$(271)	$628	$508

Earnings per common share [3]
Basic	$0.71	$(0.55)	$1.26	$1.00
Diluted	$0.69	$(0.52)	$1.21	$0.97

[1]

Includes a $46 pre-tax ($59 after-tax, $0.11 diluted earnings per share) gain related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances as a result of the currency devaluation on January 8, 2010.

[2]

Represents the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. This amount primarily represents the premium paid to acquire U.S. dollar-denominated cash and bonds. Prior to January 1, 2010, these assets had been remeasured at the parallel market rate and then translated for financial reporting purposes at the official rate of 2.15.

[3]	The impact of Non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

			Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2010, December 31, 2009 and March 31, 2009

(Dollars in Millions) (Unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009

Cash and cash equivalents	$561	$600	$702
Receivables, net	1,709	1,626	1,565
Inventories	1,259	1,209	1,200
Other current assets	402	375	350
Property, plant and equipment, net	3,466	3,516	3,055
Other assets, including goodwill and intangibles	3,426	3,808	3,061
Total assets	$10,823	$11,134	$9,933

Total debt	3,117	3,182	3,657
Other current liabilities	3,456	3,238	2,890
Other non-current liabilities	1,486	1,457	1,448
Total liabilities	8,059	7,877	7,995
Total Colgate-Palmolive Company shareholders' equity	2,595	3,116	1,793
Noncontrolling interests	169	141	145
Total liabilities and shareholders’ equity	$10,823	$11,134	$9,933

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$2,508	$2,541	$2,930
Working capital % of sales	(0.8%)	(0.4%)	1.4%

* Marketable securities of $48, $41 and $25 as of March 31, 2010, December 31, 2009 and March 31, 2009,
respectively, are included in Other current assets.

		Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2010 and 2009

(Dollars in Millions) (Unaudited)

	2010	2009

Operating Activities
Net income including noncontrolling interests	$387	$536
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Venezuela hyerinflationary transition charge	271	-
Restructuring, net of cash	-	(7)
Depreciation and amortization	92	82
Stock-based compensation expense	41	39
Deferred income taxes	34	54
Cash effects of changes in:
Receivables	(99)	(15)
Inventories	(56)	(34)
Accounts payable and other accruals	27	3
Other non-current assets and liabilities	36	32
Net cash provided by operations	733	690

Investing Activities
Capital expenditures	(81)	(73)
Sales of property and non-core product lines	1	4
Sales (purchases) of marketable securities and investments	(7)	(13)
Net cash used in investing activities	(87)	(82)

Financing Activities
Principal payments on debt	(1,154)	(771)
Proceeds from issuance of debt	1,116	711
Dividends paid	(222)	(203)
Purchases of treasury shares	(505)	(202)
Proceeds from exercise of stock options and excess tax benefits	88	10
Net cash used in financing activities	(677)	(455)

Effect of exchange rate changes on Cash and cash equivalents	(8)	(6)
Net increase (decrease) in Cash and cash equivalents	(39)	147
Cash and cash equivalents at beginning of period	600	555
Cash and cash equivalents at end of period	$561	$702

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$733	$690
Less: Capital expenditures	(81)	(73)
Free cash flow before dividends	$652	$617

Income taxes paid	$216	$102

		Table 5
Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2010 and 2009

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31,
	2010	2009
Net sales
Oral, Personal and Home Care

North America	$753	$730
Latin America	1,006	911
Europe/South Pacific	824	719
Greater Asia/Africa	730	636

Total Oral, Personal and Home Care	$3,313	$2,996

Pet Nutrition	516	507

Total Net sales	$3,829	$3,503

	Three Months Ended March 31,
	2010	2009
Operating profit
Oral, Personal and Home Care

North America	$217	$192
Latin America [2]	340	306
Europe/South Pacific	191	143
Greater Asia/Africa	189	152

Total Oral, Personal and Home Care	$937	$793

Pet Nutrition	141	131
Corporate [1]	(400)	(113)

Total Operating profit	$678	$811

Note:	The Company evaluates segment performance based on several factors, including Operating profit.
The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes.

[1]

Corporate operations include stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets. In 2010, Corporate Operating profit also includes a one-time $271 charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010.

[2]

Latin America Operating profit includes a $46 pre-tax gain related to the remeasurement of the Venezuelan balance sheet as a result of the currency devaluation on January 8, 2010. This gain was substantially offset by the impact of translating our Venezuelan financial statements at a lower exchange rate as a result of the devaluation.

						Table 6
Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - First Quarter 2010 vs 2009

March 31, 2010

(Unaudited)

				COMPONENTS OF SALES CHANGE
				FIRST QUARTER

					Pricing
	1st Qtr	1st Qtr			Coupons
	Sales	Sales	1st Qtr		Consumer &
	Change	Change	Organic	Ex-Divested	Trade
Region	As Reported	Ex-Divestment	Sales Change	Volume	Incentives	Exchange

Total Company	9.5%	9.5%	6.0%	6.0%	0.0%	3.5%

Europe/South Pacific	14.5%	14.5%	4.0%	7.0%	(3.0%)	10.5%

Latin America	10.5%	10.5%	14.5%	8.0%	6.5%	(4.0%)

Greater Asia/Africa	14.5%	14.5%	8.0%	9.0%	(1.0%)	6.5%

Total International	13.0%	13.0%	9.5%	8.0%	1.5%	3.5%

North America	3.0%	3.0%	1.5%	5.0%	(3.5%)	1.5%

Total CP Products	10.5%	10.5%	7.5%	7.5%	0.0%	3.0%

Hill's	2.0%	2.0%	(2.5%)	(2.0%)	(0.5%)	4.5%

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291